UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 5, 2011

BERKSHIRE HILLS BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-51584	04-3510455
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

24 North Street, Pittsfield, Massachusetts	01201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:                                                                                     (413) 443-5601

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 5, 2011, Berkshire Hills Bancorp, Inc. (the “Company”) and Berkshire Bank (the “Bank”), the Company’s wholly-owned subsidiary, reported that, effective May 13, 2011, Michael J. Oleksak will terminate from the position of Executive Vice President, Commercial Lending of the Company and Bank.

In connection with Mr. Oleksak’s departure, the Bank and Mr. Oleksak entered into a separation and release agreement (“Separation Agreement”) and a non-solicitation and non-competition agreement (“Non-Solicitation Agreement”) on May 5, 2011.

The Separation Agreement provides for a payment to Mr. Oleksak of $350,000, less tax withholding, payable in two installments, in exchange for a release of any potential claims against the Company, Bank, its affiliates and subsidiaries.  The first installment payment, in the amount of $175,000, will be paid on the Company’s next regularly scheduled pay date following May 13, 2011, and the second installment payment, in the amount of $175,000, will be paid on the Company’s first regularly scheduled pay date in April 2012.

Under the Non-Solicitation Agreement, effective May 13, 2011, Mr. Oleksak must refrain from competing with, or soliciting clients or employees of the Company, Bank, its affiliates and subsidiaries until November 13, 2013.  The Non-Solicitation Agreement provides that Mr. Oleksak may accept the position of Executive Vice President of Lending at a specific financial institution located in Holyoke, Massachusetts.

The foregoing descriptions of the Separation Agreement and the Non-Solicitation Agreement are qualified in their entirety by reference to the copies of such agreements that are included as Exhibits 10.1 and 10.2 to this Current Report and incorporated by reference into this Item 5.02.

Item 9.01.                      Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

10.1	Separation and Release Agreement

10.2	Non-Solicitation and Non-Competition Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Berkshire Hills Bancorp, Inc.
DATE: May 5, 2011	By:	/s/ Kevin P. Riley
Kevin P. Riley
Executive Vice President and Chief Financial Officer